CONTACTS
From: Anthony J. DeFazio	For: Michael A. Happel
DeFazio Communications, LLC	American Realty Capital New York Recovery REIT, Inc.
tony@defaziocommunications.com	mhappel@arlcap.com
Ph: 484-532-7783	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital New York Recovery REIT Enters into Contract to Acquire

Institutional-Quality Office Building in Manhattan

New York, New York, October 23, 2012 – American Realty Capital New York Recovery REIT, Inc. (the “Company”) announced that, on October 19, 2012, entered into a purchase and sale agreement to acquire the fee simple interest in an institutional-quality office building located at 256 West 38th Street in Manhattan, at a purchase price of $48.6 million, exclusive of closing costs.

The property contains 118,000 rentable square feet and is 87% leased to 15 tenants. Approximately 35% of the property is occupied by two tenants: Cache, Inc. and United Auto Workers.

“We are pleased to acquire this well-located building in Manhattan,” noted Michael A. Happel, Chief Investment Officer of the Company. “This acquisition is consistent with our overall strategy of acquiring high quality, income-producing real estate in New York City.”

About the Company

American Realty Capital New York Recovery REIT, Inc. is a publicly registered, non-traded real estate investment program.

For more information about this announcement, please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.